Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the use, in the Offering Statement on Form 1-A of Angel Studios 024, Inc., and the Offering Circular constituting a part thereof, of our report dated June 4, 2025, on our audit of the balance sheet of Angel Studios 024, Inc., as of April 30, 2025, and the related statement of operations, stockholders’ equity and cash flows for the period from April 8, 2025 (date of inception) through April 30, 2025, and to the reference to our firm under the heading “Experts” in the accompanying Offering Statement.

/s/ TANNER LLC

Lehi, Utah
July 11, 2025